TimberWest Forest Corp.
Notice of Special Meeting of Unitholders
and
Information Circular
November 21, 2008
Important Information For Unitholders

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TIMBERWEST FOREST CORP.
November 21, 2008
Dear Unitholder:
A special meeting (the “Meeting”) of the holders (the “Unitholders”) of Stapled Units of TimberWest Forest Corp. (“TimberWest” or the “Company”), in their capacity as holders of Subordinate Note Receipts (“Receipts”) representing the Series A Subordinate Notes of the Company (the “Notes”) forming part of the Stapled Units, will be held on Friday, December 19, 2008 at 10:00 a.m. (Vancouver time) in the Vancouver Room of the Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia. The enclosed notice of the meeting and information circular (the “Circular”) contain information about the actions to be taken by Unitholders at the Meeting.
At the Meeting, Unitholders will be asked to consider certain amendments to the terms of the Subordinate Note Indenture dated as of September 30, 1998 and as amended (the “Note Indenture”) between TimberWest and Valiant Trust Company, as trustee, pursuant to which the Notes were issued. These amendments will:
(i)	change the rate of interest on the Notes from a fixed rate of 12% per annum to a variable rate of between 2% and 12% per annum to be set from time to time based on the Company’s distributable cash;

(ii)	reduce the period over which the Company can defer payments of interest on the Notes from 27 months to 18 months, and provide that the Company may only exercise this deferral right in respect of interest payments for periods where the applicable interest rate on the Notes is 2%; and

(iii)	replace the Company’s current right to elect to pay interest on the Notes by delivering common shares or preferred shares of the Company with the right to elect to pay interest on the Notes by delivering Stapled Units.
In approving the amendments to the Note Indenture, Unitholders will, in their capacity as holders of Receipts, also be approving certain amendments to the Note Deposit Agreement between the Company and Valiant Trust Company, as custodian (the “Custodian”), pursuant to which the Notes are held by the Custodian and Receipts representing the Notes are issued as part of the Stapled Units. These amendments are required in order to conform the terms and conditions of the Note Deposit Agreement to the new terms of the Note Indenture.
The amendments to the Note Indenture are being proposed in order to enable the Company to better align its distributions with the underlying cash flows of its timberlands and real estate businesses. As a result of exceptionally challenging business conditions that have persisted since early 2007, the Company has not been generating sufficient distributable cash to fund distributions at the fixed $1.08 per Stapled Unit level for several quarters and management believes there is no responsible method to continue to pay this level of distributions. By enabling the interest rate on the Notes — and therefore the level of cash distributions per Stapled Unit — to vary based on the Company’s distributable cash, the proposed amendments will allow the Company to make distributions at levels which correspond to available distributable cash.
If approved, the amendments will become effective on December 31, 2008. At that time, the Company intends to set the indicative interest rate on the Notes at 2% per annum (corresponding to annual cash distributions of $0.18 per Stapled Unit) for 2009. However, given the challenging business conditions it continues to face, the Company intends to defer distributions for the foreseeable future.
The Company will resume making cash distributions as business conditions improve and the Company’s liquidity strengthens. Once it is able to do so, the Company’s objective will be to provide the market with a high level of certainty around the level of distributions to be paid in any one year.

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The key advantage of the proposed variable rate structure is that Unitholders will earn taxable interest income that better reflects the underlying cash generated by the Company’s businesses, which is currently materially less than the $1.08 per Stapled Unit level. In contrast, if the proposed amendments are not adopted, Unitholders will continue to accrue taxable interest income at the $1.08 per Stapled Unit level even if they are not receiving cash distributions at that level. In addition, the Company will be required to record this higher level of accrued interest as a liability on its balance sheet until such amounts are paid.
Except for the changes described above, the proposed amendments will have no effect on the Stapled Units or their component securities. Each Stapled Unit will continue to consist of one common share, 100 preferred shares and one Subordinate Note Receipt representing approximately $8.98 face amount of Notes.
The accompanying Circular explains the proposed amendments in more detail and provides specific information regarding the Meeting. Please review the entire Circular, including all schedules, carefully. The board of directors of TimberWest has carefully considered the proposed amendments and related matters and has determined that it is in the best interests of TimberWest for the proposed amendments to be approved.
Because of the importance of the matters to be considered at the Meeting, we urge you to attend the Meeting in person, if possible. Regardless of whether or not you plan to attend the Meeting, to ensure your representation at the Meeting please complete and sign the “Direction to Custodian and Proxy” (printed on green paper) accompanying the Circular and return it to Valiant Trust Company by mail in the enclosed pre-paid envelope to P.O. Box 6510 Stn. Terminal, Vancouver, British Columbia V6B 4B5 or by fax at 604-681-3067. To be valid, your Direction to Custodian and Proxy must be received by Valiant Trust Company no later than 48 hours (Saturdays, Sundays and holidays excluded) before the time of the Meeting or any adjournment thereof. Alternatively, registered Unitholders may vote through the internet website www.valianttrust.com by clicking on “Internet Voting”, entering their Control Number, which is located on their “Direction to Custodian and Proxy”, and following the instructions provided.
Only registered Unitholders may attend and vote in person at the Meeting as the proxy of the Custodian or as a registered holder of Receipts. If you are a non-registered beneficial Unitholder and receive these materials through your broker or other intermediary, please follow the instructions provided by your broker or the intermediary carefully or contact your broker or the intermediary well in advance of the Meeting to determine how to vote in person at the Meeting or to instruct your broker or other intermediary to ensure that your voting rights are exercised at the Meeting.
Your vote is important, regardless of the number of Stapled Units you own.
If you have any questions regarding the proposed amendments, how to exercise your voting rights at the Meeting or any of the information contained in the accompanying Circular, please contact the Company’s proxy solicitor and information agent Laurel Hill Advisory Group toll-free at 1-866-588-7129.
Thank you for your continued interest in TimberWest.

V. Edward Daughney
Chairman of the Board of Directors
TIMBERWEST FOREST CORP.

Paul J. McElligott
President and Chief Executive Officer
TIMBERWEST FOREST CORP.

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TIMBERWEST FOREST CORP.
NOTICE OF SPECIAL MEETING OF UNITHOLDERS
TO BE HELD ON DECEMBER 19, 2008
TO UNITHOLDERS:
The Special Meeting (the “Meeting”) of holders of Stapled Units (“Unitholders”) of TimberWest Forest Corp. (“TimberWest” or the “Company”), in their capacity as holders of Subordinate Note Receipts (“Receipts”) representing the Series A Subordinate Notes of the Company (the “Notes”) forming part of the Stapled Units and issued under a Subordinate Note Indenture dated as of September 30, 1998 and as amended (the “Note Indenture”) between TimberWest and Valiant Trust Company, as trustee, will be held on Friday, December 19, 2008 at 10:00 a.m. (Vancouver time) in the Vancouver Room of the Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia for the following purposes:
1.	To consider and, if deemed advisable, to pass, with or without variation, an extraordinary resolution of holders of Notes to approve amendments to the Note Indenture and the terms of the Notes to, among other things:
(i)	change the rate of interest on the Notes from a fixed rate of 12% per annum to a variable rate of between 2% and 12% per annum to be set from time to time based on the Company’s distributable cash;

(ii)	reduce the period over which the Company can defer payments of interest on the Notes from 27 months to 18 months, and provide that the Company may only exercise this deferral right in respect of interest payments for periods where the applicable interest rate on the Notes is 2%; and

(iii)	replace the Company’s current right to elect to pay interest on the Notes by delivering common shares or preferred shares of the Company with the right to elect to pay interest on the Notes by delivering Stapled Units;
2.	If the proposed amendments to the Note Indenture are passed, to approve certain conforming amendments to the note deposit agreement between the Company, TimberWest Timber Trust and Valiant Trust Company, as custodian (the “Custodian”), dated as of September 30, 1998 and as amended (the “Note Deposit Agreement”), pursuant to which the Notes are held by the Custodian and Receipts representing the Notes are issued as part of the Stapled Units; and

3.	To transact such other business as may properly come before the Meeting.
In order for the proposed amendments to the Note Indenture to become effective, the extraordinary resolution must be approved by holders of not less than 66 2/3% of the aggregate principal amount of all of the Notes represented in person or by proxy at the Meeting. Holders of a majority in aggregate principal amount of the Notes outstanding must be present in person or by proxy at the Meeting in order to constitute a quorum.
In order for the conforming amendments to the Note Deposit Agreement to become effective, they must be approved by holders of not less than 66 2/3% of the aggregate number of outstanding Receipts represented in person or by proxy at the Meeting. Holders of a majority in number of the Receipts outstanding must be present in person or by proxy at the Meeting in order to constitute a quorum.
The Custodian, in its capacity as sole holder of record of the Notes, is entitled to exercise all voting rights attached to the Notes. In accordance with the Note Deposit Agreement, the Custodian may only exercise such voting rights on the basis of instructions received from registered Unitholders in their capacity as registered holders of Receipts. Registered Unitholders are entitled to exercise the voting rights attached to the Receipts in accordance with the Note Deposit Agreement.

Accordingly, in order to vote at the Meeting, Unitholders must either:
(1)	Complete, sign and return the enclosed “Direction to Custodian and Proxy” (printed on green paper) to the Custodian in accordance with the instructions set forth therein in order to (i) instruct the Custodian as to how to vote the Notes represented by such Unitholder’s Receipts in respect of the amendments to the Note Indenture or to grant a proxy in respect of same, and (ii) appoint a proxy to vote the Receipts held by such Unitholder in respect of the amendments to the Note Deposit Agreement, or vote through the internet at www.valianttrust.com as described on the last page of the accompanying information circular;

- OR -

(2)	Attend the Meeting in person and directly exercise the voting rights to which the Unitholder is entitled as the proxyholder of the Custodian in the case of the Note Amendments, and as a holder of Receipts in the case of the amendments to the Note Deposit Agreement.
The Company has fixed a record date of November 18, 2008 for holders of Notes and Receipts entitled to receive notice of, and to vote at, the Meeting. In order to be valid and binding, a Direction to Custodian and Proxy must be received by the Custodian no later than 48 hours (Saturdays, Sundays and holidays excluded) before the time of the Meeting or any adjournment thereof.
The accompanying information circular provides you with additional information regarding the matters to be dealt with at the Meeting and forms part of this Notice.
Only registered Unitholders may attend and vote in person at the Meeting as the proxyholder of the Custodian or as a registered holder of Receipts.
Non-registered Unitholders who receive these materials through their broker or another intermediary should follow the instructions provided by such broker or intermediary carefully or contact their broker or intermediary well in advance of the Meeting to determine how to vote in person at the Meeting or to instruct their broker or other intermediary to ensure that their Notes and Receipts are voted at the Meeting.

DATED as of the 21st day of November 2008.	BY ORDER OF THE BOARD OF DIRECTORS

Brenda G. Blue
Secretary
QUESTIONS MAY BE DIRECTED TO THE PROXY SOLICITOR
NORTH AMERICAN TOLL-FREE
1-866-588-7129

NOTICE TO UNITED STATES UNITHOLDERS
Because the Company is considered a “foreign private issuer” under United States securities laws, this solicitation of proxies is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, such solicitation is made in the United States with respect to securities of a Canadian foreign private issuer in accordance with Canadian corporate and securities laws. The information circular attached hereto, including the Schedules attached thereto and the documents incorporated by reference therein (collectively, the “Circular”), has been prepared in accordance with disclosure requirements applicable in Canada. Unitholders in the United States should be aware that such requirements are different from those of the United States applicable to proxy statements under the U.S. Exchange Act.
Enforcement by Unitholders of civil liabilities under the United States securities laws may be affected adversely by the fact that the Company is organized under the laws of a jurisdiction other than the United States, that most of its officers and directors are not residents of the United States, that its auditors are not residents of the United States and that all or a substantial portion of the assets of the Company and said persons may be located outside of the United States.
CURRENCY
All amounts in the Circular are expressed in Canadian dollars, unless otherwise indicated.
FORWARD-LOOKING STATEMENTS
Statements contained in the Circular which are not historical facts are forward-looking statements that involve risks and uncertainties. TimberWest’s actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, variations in TimberWest’s product prices and changes in commodity prices generally, changes in market conditions, actions of competitors, interest rate and foreign currency fluctuations, regulatory, stumpage and trade policy changes and other actions by governmental authorities, the ability to implement business strategies and pursue business opportunities, labour relations, weather conditions, forest fires, insect infestation, disease and other natural phenomena and other risks and uncertainties, including those described under the heading “Risks and Uncertainties” in the Company’s most recent annual information form, which is incorporated by reference into, and forms an integral part of, the Circular.

TIMBERWEST FOREST CORP.
INFORMATION CIRCULAR
Dated as of November 21, 2008
This information circular (the “Circular”) is furnished in connection with the special meeting (the “Meeting”) of holders of Stapled Units (“Unitholders”) of TimberWest Forest Corp. (“TimberWest” or the “Company”), in their capacity as holders of Subordinate Note Receipts (“Receipts”) representing the Series A Subordinate Notes of the Company (the “Notes”) forming part of the Stapled Units and issued under a subordinate note indenture between TimberWest and Valiant Trust Company, as trustee (the “Trustee”), dated as of September 30, 1998 and as amended (the “Note Indenture”).
TIME AND PLACE OF MEETING
The Meeting will be held at 10:00 a.m. (Vancouver time) on Friday, December 19, 2008 in the Vancouver Room of the Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia.
MATTERS TO BE CONSIDERED AT THE MEETING
Amendments to Note Indenture
As explained below under “Background and Reasons for the Note Amendments”, it is proposed that Unitholders, in their capacity as holders of Receipts, pass an extraordinary resolution (the “Extraordinary Resolution”) to amend the terms of the Note Indenture, which governs the terms of the Notes. The proposed amendments (the “Note Amendments”) would:
(i)	change the rate of interest on the Notes from a fixed rate of 12% per annum to a variable rate of between 2% and 12% per annum to be set from time to time based on the Company’s distributable cash;

(ii)	reduce the period over which the Company can defer payments of interest on the Notes from 27 months to 18 months, and provide that the Company may only exercise this deferral right in respect of interest payments for periods where the applicable interest rate on the Notes is 2%; and

(iii)	replace the Company’s current right to elect to pay interest on the Notes by delivering common shares or preferred shares of the Company with the right to elect to pay interest on the Notes by delivering Stapled Units.
In approving the Extraordinary Resolution, Unitholders will be authorizing and directing the Trustee to enter into and execute a supplemental indenture to the Note Indenture (the “Supplemental Indenture”), incorporating the amendments contemplated in this Circular together with such other amendments and modifications as the Company and the persons executing on behalf of the Trustee may deem necessary or advisable to give effect to these amendments and modifications, and to authorize and direct the Trustee to take such steps and do such acts and execute such other documents as may be necessary to give effect to the Extraordinary Resolution.
The full text of the Extraordinary Resolution is set forth in Schedule “A” to this Circular. A copy of the draft Supplemental Indenture is attached as Schedule “B” to this Circular.

Conforming Amendments to Note Deposit Agreement
In voting to approve the Note Amendments, Unitholders will, in their capacity as holders of Receipts, also be approving amendments to the Note Deposit Agreement necessary to conform the terms and conditions of the Note Deposit Agreement to the new terms of the Note Indenture. No changes other than these conforming amendments and, if necessary, other amendments which are of a housekeeping nature will be made to the Note Deposit Agreement.
Background and Reasons for the Note Amendments
The Note Amendments are being proposed in order to enable the Company to better align its distributions with the underlying cash flows of its timberlands and real estate businesses. The Company’s financial performance has been adversely affected by exceptionally challenging business conditions since early 2007. During this period the Company has maintained its harvest deferral strategy designed to preserve unitholder value by letting timber grow and harvesting when log prices and operating margins become stronger. Setting aside the $64.7 million Leech Creek conservation land sale in the fourth quarter of 2007, the Company has generated $12.2 million of distributable cash since the beginning of 2007. During this period, the Company has distributed $168 million to Unitholders, including the distribution the Company made on October 15, 2008. In order to make these distributions, the Company has had to rely on extraordinary sources of cash, including the Leech Creek sale, reductions in working capital and borrowings under its credit facilities.
Management believes that this level of distribution cannot continue, particularly in light of its expectations regarding continued weakness in business conditions in the short term. TimberWest has distributed over $880 million to Unitholders since its inception in 1997 and has demonstrated its commitment to Unitholders by distributing all of its available cash except reasonable reserves necessary to operate the business. However, management foresees no near term recovery in the Company’s business and, as such, there is no responsible method to generate sufficient cash to continue to pay distributions at the $1.08 per unit level. Accordingly, the Company is proposing the implementation of a variable interest rate structure for the Notes. Instead of the current 12% fixed rate on the Notes, which has generated $1.08 per Stapled Unit in annual distributions, the Company is proposing to move to a variable rate of between 2% and 12% per annum, with the indicative interest rate being set from time to time by the Company based on the Company’s distributable cash.
If approved, the Note Amendments will become effective as of December 31, 2008. At that time, the Company intends to set the indicative interest rate on the Notes at 2% per annum (corresponding to annual cash distributions of $0.18 per Stapled Unit) for 2009. However, given the challenging business conditions it continues to face, the Company intends to defer distributions for the foreseeable future. See “Required Approval of Lenders; Deferral of Distributions” below.
The Company will resume making cash distributions to Unitholders as business conditions improve and the Company’s liquidity strengthens. Once it is able to do so, the Company’s objective is to provide the market with a high level of certainty around the level of distributions to be paid in any one year. The Company will endeavour not to cause unnecessary uncertainty by making frequent changes to its distribution policy.
The key advantage of the proposed variable rate structure is that Unitholders will earn taxable interest income that better reflects the underlying cash generated by the Company’s businesses, which is currently materially less than the $1.08 per Stapled Unit level. In contrast, if the Note Amendments are not adopted, Unitholders will continue to accrue taxable interest income at the $1.08 per Stapled Unit level even if they are not receiving cash distributions at that level. In addition, the Company will be required to record this higher level of accrued interest as a liability on its balance sheet until such amounts are paid.
In addition to adopting a variable interest rate structure, the Note Amendments would reduce the maximum period during which the Company could defer interest payments on the Notes from 27 months to 18 months, and provide that the Company may only exercise this deferral right in respect of interest payments for periods where the applicable interest rate on the Notes is set at the minimum level of 2%. This change is being proposed in order to better align the deferral provisions in the Note Indenture to customary terms for comparable debt instruments. The Note Amendments would also replace the Company’s current right to elect to pay interest on the Notes by delivering common shares or preferred shares of the Company with the right to elect to pay interest on the Notes by delivering

Stapled Units. This change is being proposed to ensure that payments-in-kind made by the Company in respect of interest on the Notes do not result in the issuance of common shares or preferred shares separate from those forming part of the Stapled Units, and to avoid the need to separately list any such common shares or preferred shares. However, the Company will continue to have the right to elect to pay the principal amount of the Notes at maturity by delivering common shares of the Company.
Required Approval by Lenders; Deferral of Distributions
Under the terms of the loan agreement governing its credit facilities, TimberWest must obtain the approval of its lenders in connection with any amendment to the Note Indenture, including the Note Amendments. The Company expects to obtain such approval in conjunction with its negotiation of new credit terms with its lenders. As it has previously reported, the Company does not expect to remain in compliance with certain of its debt covenants under its loan agreement after the preparation and approval of its financial statements for the end of the 2008 calendar year, and has been actively working with its lenders to implement satisfactory credit amendments. The Company expects to reach agreement with its lenders regarding a credit amendment package that provides the Company with sufficient flexibility to operate through the current market downturn. In accordance with the current terms of the Note Indenture, the distribution in respect of the fourth quarter of 2008, payable on January 15, 2009, will be deferred for up to 27 months, while distributions for subsequent periods will be deferred for up to 18 months, assuming the Note Amendments are adopted. Following such deferral periods, these distributions could be paid in cash or in Stapled Units.
The Company expects to have lender approval of the Note Amendments in place prior to the date of the Meeting or shortly thereafter. If the Company is unable to obtain lender approval for the Note Amendments, the Note Amendments will not be implemented and the Company will defer future distributions, including its January 15, 2009 distribution, for up to 27 months pursuant to the current terms of the Note Indenture until such time as it is able to resume making cash distributions.
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
In the opinion of Blake, Cassels & Graydon LLP (“Counsel”), tax counsel to the Company, the following summary describes certain Canadian federal income tax considerations applicable to a beneficial holder (a “Noteholder”) of a Subordinate Note Receipt representative of a Series A Subordinate Note (a “Note”), who, for purposes of the Income Tax Act (the “Tax Act”), holds a Note comprising part of a Stapled Unit as capital property and deals at arm’s length with the Company. Generally, a Note will be considered to be capital property to a Noteholder provided the Noteholder does not hold the Note in the course of carrying on a business and has not acquired it in one or more transactions considered to be an adventure in the nature of trade. Certain resident Noteholders who might not otherwise be considered to hold their Notes as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. In the case of a non-resident Noteholder, the comments in this summary are further restricted to a Noteholder who is not, has not been and is not deemed to be resident in Canada for purposes of the Tax Act or any applicable income tax convention to which Canada is a signatory, who does not hold or use and is not deemed to hold or use a Note in connection with the carrying on of a business in Canada and is not otherwise required by or for the purposes of the laws of Canada to include an amount in respect of a Note in computing income from carrying on a business in Canada and who is not a non-resident insurer for purposes of the Tax Act.
This summary is not applicable to: (i) a Noteholder that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules; (ii) a Noteholder an interest in which would be a “tax shelter investment” as defined in the Tax Act; or (iii) a Noteholder that is a “specified financial institution’’ as defined in the Tax Act. Any such Noteholder to which this summary does not apply should consult its own tax advisor with respect to the tax consequences of the amendment of the terms of the Notes and the holding and disposition of a Note.
This summary is based upon the provisions of the Tax Act and the Income Tax Regulations (the “Regulations”), all specific proposals to amend the Tax Act and the Regulations that have been publicly announced prior to the date hereof (the “Proposed Amendments”) and Counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). No assurance can be given that the Proposed Amendments will be enacted into law in the manner now proposed. No advance income tax rulings have been sought respecting the matters included in this summary.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, and does not take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.
This summary is of a general nature only and is not intended to be legal or tax advice to any Noteholder. Consequently, each Noteholder should obtain tax advice with respect to the Noteholder’s particular circumstances.
Stapled Units
A holder of a Stapled Unit will be treated for purposes of the Tax Act as owning the Note comprising part of the Stapled Unit and will be subject to the consequences under the Tax Act more particularly described below and otherwise applicable to a beneficial owner of a Note.
Amendments to the Terms of Series A Subordinate Notes
A Noteholder may be considered to dispose of a Note for purposes of the Tax Act as a result of the amendments to the terms of the Notes. However, the law in this area is unclear and a Noteholder should consult its own tax advisors in this regard. If a Noteholder is considered to have disposed of a Note the proceeds of disposition received by the holder will be equal to the fair market value of the amended Note received by the Noteholder and the tax consequences described below under “Disposition of a Note” would apply.
The summary that follows is applicable to a Noteholder in respect of a Note as amended whether or not a disposition of a Note occurs as a result of the amendments to the terms of the Notes.
Interest on Series A Subordinate Notes
Residents of Canada
A resident Noteholder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary must include, in computing income for any taxation year, the amount of interest (including an interest payment which is deferred under the terms of the Notes (“Deferred Interest”)) that accrued on the Note to the end of the taxation year or that became receivable or was received by it before the end of that taxation year, except to the extent that the interest was included in computing the resident Noteholder’s income for a preceding taxation year.
Any other resident Noteholder, including an individual, must include, in computing income for each taxation year, the amount of interest received or receivable on the Note by the resident Noteholder in that taxation year (depending upon the method regularly followed by the resident Noteholder in computing income), and will be required to include in income any interest that accrued to the resident Noteholder (including Deferred Interest) on a Note up to any anniversary day (as defined in the Tax Act) in that year except to the extent that such interest was included in computing the resident Noteholder’s income for a preceding taxation year.
A Canadian-controlled private corporation (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on certain investment income, including interest on the Note.
Non-Residents of Canada
Interest paid under the terms of the Notes as amended will be considered participating debt interest for purposes of the Tax Act. Consequently, Canadian withholding tax at a rate of 25% (subject to reduction under the provisions of any relevant tax treaty) will be payable on interest paid or credited, or deemed to be paid or credited (including any premium on redemption and accrued interest on sales or transfers as described below), to a Noteholder that is not a resident of Canada for purposes of the Tax Act. The rate of withholding tax applicable to interest paid on a Note to a non-resident Noteholder that is a resident of the United States for the purposes of the Canada-United States Income Tax Convention (the “US Convention”) who beneficially holds the Note will generally be reduced to 10%. However, a pending protocol to the US Convention, when it comes into effect, would increase the rate of withholding tax on such payments to 15%, provided that the non-resident Noteholder qualifies for the benefits of the US Convention as amended by the pending protocol. A non-resident Noteholder who is resident in the United States should consult its tax advisors in this regard. The rate of withholding tax on interest is also reduced under certain other income tax conventions to which Canada is a signatory.
A transfer or sale of a Note by a non-resident Noteholder where there is accrued or unpaid interest will, in certain circumstances, be treated as the receipt of such accrued or unpaid interest by the non-resident Noteholder and will also be subject to Canadian withholding tax, as described above.
Interest may be deemed to be received by a non-resident Noteholder on the sale or transfer of a Note as described below under “Disposition of a Series A Subordinate Note—Non-Residents of Canada” (except for accrued or unpaid interest as described above) and may be subject to Canadian withholding tax. A non-resident Noteholder that is a seller or transferor of a Note should consult its own tax advisors in this regard.
Disposition of a Series A Subordinate Note
Residents of Canada
Upon a disposition or deemed disposition (including a redemption or repayment on maturity) of a Note, a capital gain (or loss) will generally be realized by a resident Noteholder to the extent that the proceeds of disposition are greater (or less) than the aggregate of the adjusted cost base of the Note to the resident Noteholder immediately before the disposition and any reasonable costs of disposition. Interest accrued on a Note will be excluded from a resident Noteholder’s proceeds of disposition of the Note.
The adjusted cost base of a Note to a resident Noteholder will be determined in accordance with certain rules in the Tax Act by averaging the cost to the resident Noteholder of a Note with the adjusted cost base of all other Notes held by the resident Noteholder and by making certain other adjustments required under the Tax Act. The resident Noteholder’s cost for purposes of the Tax Act of a Note will include all amounts paid or payable by the resident for the Note, subject to certain adjustments under the Tax Act.
A resident Noteholder receiving or paying an amount pursuant to the Note Deposit Agreement should see “Canadian Federal Income Tax Considerations — Amounts Paid or Received Pursuant to the Note Deposit Agreement”.
On a disposition or deemed disposition of a Note, including a redemption by the Company or a repayment on maturity, a resident Noteholder will generally be required to include in computing income in the year of disposition an amount equal to the interest that accrued on the Note from the last interest payment date to the date of disposition, to the extent that such amount was not otherwise included in the resident Noteholder’s income for the year or a preceding taxation year.
One-half of a capital gain (a taxable capital gain) must be included in a resident Noteholder’s income. One-half of a capital loss will generally be deductible to a resident Noteholder as an allowable capital loss against taxable capital gains realized in that year or in any of the three preceding taxation years or in any subsequent year (but not against other income) to the extent and under the circumstances described in the Tax Act. Taxable capital gains realized by a resident Noteholder who is an individual may give rise to alternative minimum tax depending on the resident Noteholder’s circumstances.
A Canadian-controlled private corporation (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on certain investment income, including an amount in respect of a taxable capital gain arising from the disposition of a Note.
Non-Residents of Canada
Upon a disposition or deemed disposition (including a redemption or repayment on maturity) of a Note, a capital gain (or loss) will generally be realized by a non-resident Noteholder to the extent that the proceeds of disposition are greater (or less) than the aggregate of the adjusted cost base of the Note to the non-resident Noteholder thereof immediately before the disposition and any reasonable costs of disposition.

The adjusted cost base of a Note to a non-resident Noteholder will be determined in accordance with certain rules in the Tax Act by averaging the cost to the non-resident Noteholder of a Note with the adjusted cost base of all other Notes held by the non-resident Noteholder and by making certain other adjustments required under the Tax Act. The non-resident Noteholder’s cost for purposes of the Tax Act of a Note will include all amounts paid or payable by the non-resident Noteholder for the Note, subject to certain adjustments under the Tax Act.
Generally, a capital gain realized by a non-resident Noteholder on the disposition of a Note will not be subject to Canadian tax.
Under certain circumstances a portion of the amount received on the assignment or transfer (including on redemption or repayment) by a non-resident holder of a debt obligation issued by a person resident in Canada may be deemed to be interest received by the non-resident holder of the debt obligation for the purposes of the Tax Act. A non-resident Noteholder should consult its tax advisors in respect of the assignment or transfer of a Note in this regard.
Amounts Paid or Received Pursuant to the Note Deposit Agreement
Residents of Canada
Pursuant to the terms of the Note Deposit Agreement, a resident Noteholder may be entitled to receive (or may be required to pay) an amount from (or to) other holders of different series of Notes at the time of maturity or redemption of the Notes. Although this issue is not free from doubt, any amount a resident Noteholder receives pursuant to the Note Deposit Agreement in the taxation year in which the Note is redeemed or is repaid on maturity will be treated either as a capital gain or as additional proceeds of disposition of the Note and any amount the resident Noteholder pays pursuant to the Note Deposit Agreement in the taxation year in which the Note is redeemed or is repaid on maturity will be deductible as a capital loss in computing a resident Noteholder’s income or will be included in computing the adjusted cost base of, or will be a cost of disposition of, the Note. See “Dispositions of a Series A Subordinate Note”. One-half of a capital gain (a taxable capital gain) must be included in a resident Noteholder’s income. One-half of a capital loss will generally be deductible to a resident Noteholder as an allowable capital loss against taxable capital gains realized in that year or in any of the three preceding taxation years or in any subsequent year (but not against other income) to the extent and under the circumstances described in the Tax Act. Taxable capital gains realized by a resident Noteholder who is an individual may give rise to alternative minimum tax depending on the resident Noteholder’s circumstances.
A Canadian controlled private corporation (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on certain investment income, including an amount in respect of taxable capital gains.
Non-Residents of Canada
A non-resident Noteholder will not be subject to tax under the Tax Act on any payment received in the taxation year pursuant to the Note Deposit Agreement except to the extent any payment is, or is deemed to be under the Tax Act, interest paid to the non-resident Noteholder.
Eligibility for Investment
After the amendments to the Notes, a Note will be a qualified investment under the Tax Act and the Regulations for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans and deferred profit sharing plans and for arrangements that are tax-free savings accounts, all within the meaning of the Tax Act.
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
United States Unitholders are urged to consult with their own U.S. tax advisors with respect to the U.S. tax consequences of the transactions described herein.

SOLICITATION OF DIRECTIONS TO CUSTODIAN AND PROXIES
This Circular is furnished in connection with the solicitation by or on behalf of the management of the Company of (i) in respect of the Note Amendments, directions to the Custodian to exercise the voting rights attached to the Notes which are held by the Custodian on behalf of the beneficial holder thereof or to grant proxies in respect of such voting rights to such beneficial holder or its designee, and (ii) in respect of the related amendments to the Note Deposit Agreement, proxies in respect of the exercise of the voting rights attached to Receipts. The cost of the solicitation has been and will be borne by the Company. It is expected that the solicitation will be primarily by mail, but it may also be conducted in person or by telephone or other means of communication by directors and regular employees of the Company without special compensation. Laurel Hill Advisory Group has been retained by the Company as proxy solicitor and information agent in connection with the solicitation of directions and proxies for use at the Meeting at a cost of $40,000 plus additional out-of-pocket expenses.
Direction to Custodian and Proxy
Under the note deposit agreement between the Company, TimberWest Timber Trust and Valiant Trust Company, as custodian (the “Custodian”), dated as of September 30, 1998 and as amended (the “Note Deposit Agreement”), Notes issued under the Note Indenture are deposited with the Custodian, who in turn issues to registered Unitholders Receipts representing the Notes forming part of the Stapled Units.
The Custodian, in its capacity as sole holder of record of the Notes, is entitled to exercise all voting rights attached to the Notes. However, in accordance with the Note Deposit Agreement, the Custodian may only exercise such voting rights on the basis of instructions received from registered Unitholders in their capacity as registered holders of Receipts (each, a “Holder”).
In accordance with the terms of the Note Deposit Agreement, each Holder is entitled to instruct the Custodian in writing to cast and exercise the voting rights attached to the Notes represented by such Holder’s Receipts in respect of all matters to be voted on at a meeting of the holders of Notes. Alternatively, Holders are entitled to instruct the Custodian to:
(i)	appoint the Holder or its designee as the proxyholder of the Custodian to exercise personally at a meeting the voting rights attached to the Notes represented by such Holder’s Receipts; or

(ii)	grant a proxy to a designated agent or other representative of management of the Company to exercise the voting rights attached to the Notes represented by such Holder’s Receipts at a meeting.
In addition, a representative of the Custodian empowered to sign and deliver, on behalf of the Custodian, proxies in respect of the voting rights attached to the Notes will be present at the Meeting and, upon request by a Holder (or its designee) providing satisfactory identification, will sign and deliver to such Holder (or its designee) a proxy entitling the Holder (or its designee) to exercise personally the voting rights attached to the Notes represented by such Holder’s Receipts at the Meeting (provided that such Holder has not previously given the Custodian written instructions in the manner described above or revokes such previous instructions).
Holders who are not able to attend the Meeting in person must provide instructions to the Custodian by completing, signing and returning the “Direction to Custodian and Proxy” (printed on green paper) accompanying this Circular in the enclosed pre-paid envelope. In order to be valid and binding, a Direction to Custodian and Proxy must be received by the Custodian no later than 48 hours (Saturdays, Sundays and holidays excluded) before the time of the Meeting or any adjournment thereof.
Holders are urged to complete, sign and return the enclosed “Direction to Custodian and Proxy” (printed on green paper) as soon as possible, or to vote on the internet at www.valianttrust.com, in order to ensure that their Notes and Receipts are voted.
Non-registered Unitholders who receive these materials through their broker or another intermediary should follow the instructions provided by their broker or intermediary or contact their broker or intermediary well in advance of the Meeting to determine how to vote in person at the Meeting or to instruct their broker or intermediary to cause their Notes and Receipts to be voted at the Meeting.

Deposit of Direction to Custodian and Proxy
In order to be valid and effective, a Direction to Custodian and Proxy must be completed, signed and deposited with Valiant Trust Company by mail in the enclosed pre-paid envelope to P.O. Box 6510 Stn. Terminal, Vancouver, British Columbia V6B 4B5 or by fax at 604-681-3067, or voted through the internet at www.valianttrust.com no later than 48 hours (Saturdays, Sundays and holidays excluded) before the time of the Meeting or any adjournment thereof.
Revocation of Direction to Custodian and Proxy
All proxies granted in respect of the voting of the Notes at the Meeting will be granted by the Custodian in its capacity as sole registered holder of the Notes in accordance with instructions received from Holders. A Holder who has delivered a Direction to Custodian and Proxy may revoke it by (a) signing and dating a written revocation of any previous Direction to Custodian and Proxy and delivering such notice either to the head office of the Company, P.O. Box 11101, Suite 2300 — 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 3P3, Attention: Brenda G. Blue, or to the registered office of the Company at P.O. Box 10424 Pacific Centre, suite 1300 — 777 Dunsmuir Street, Vancouver, British Columbia, V7Y 1K2, Attention: R. Balfour, at any time up to and including the last business day preceding the day of the Meeting or to the Chairman of the Meeting on the day of the Meeting or (b) attending the Meeting in person and registering with the Custodian or its representative as a Holder present in person or a designee thereof and signing and dating a written notice of revocation.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Each Stapled Unit of the Company consists of one common share of the Company, 100 preferred shares of the Company and one Receipt representing approximately $8.98 principal amount of Notes. The Stapled Units are listed on the Toronto Stock Exchange under the symbol “TWF.UN”. As at November 18, 2008, there were 77,765,440 Stapled Units issued and outstanding, comprised in part of an equal number of Receipts representing approximately $698.2 million aggregate principal amount in Notes.
Voting Rights of Notes
The Note Indenture provides that, on a poll, any holder of Notes present in person or represented by proxy at the Meeting shall be entitled to one vote with respect to each $100 principal amount of Notes held by such holder. Votes by holders of Notes on the Extraordinary Resolution at the Meeting shall be given on a poll, and no demand for a poll for such Extraordinary Resolution shall be necessary.
In its capacity as Custodian of the Receipts and as the sole holder of record of the Notes, the Custodian is entitled to exercise all voting rights attached to the Notes. In accordance with the Note Deposit Agreement, the Custodian may exercise such voting rights solely on the basis of instructions received from Unitholders in their capacity as holders of Receipts. Accordingly, in order to vote the Notes represented by their Receipts at the Meeting, Unitholders must either (i) instruct the Custodian in writing with respect to the exercise of the votes to which such Unitholder is entitled or to grant a proxy in respect of same or (ii) attend the Meeting in person and directly exercise the voting rights to which such Unitholder is entitled as the proxy of the Custodian.
The Note Indenture provides that a meeting of holders of Notes has, among other things, the power, exercisable from time to time by extraordinary resolution, to agree with the Company to any modification of or change in or addition to or omission from the provisions contained in the Note Indenture or any Note. The Note Indenture defines an “extraordinary resolution” to mean a resolution proposed at a meeting of holders of Notes duly convened for that purpose and held in accordance with the terms of the Note Indenture at which there are present, in person or by proxy, holders of Notes representing a majority of the aggregate principal amount of all then outstanding Notes and passed by the affirmative votes of holders of Notes representing not less than 66 2/3% of the aggregate principal amount of all of the then outstanding Notes represented at the meeting. The Extraordinary Resolution is an “extraordinary resolutions” for purposes of the Note Indenture.
If passed in accordance with the foregoing, the Extraordinary Resolution giving effect to the Note Amendments will be binding on all Unitholders whether or not they have caused the voting rights attached to the Notes represented by their Receipts to be exercised at the Meeting.

Voting Rights of Receipts
The Note Deposit Agreement provides that, on a poll, any Holder present in person or represented by proxy at the Meeting shall be entitled to one vote with respect to each Receipt held by such Holder. Votes by holders of Receipts on the Extraordinary Resolution at the Meeting shall be given on a poll, and no demand for a poll for such Extraordinary Resolution shall be necessary.
The approval requirements for amendments to the Note Deposit Agreement are substantially identical to those under the Note Indenture, except that voting rights in respect of the Receipts are exercised directly by Holders rather than indirectly through the Custodian. The Note Deposit Agreement provides Holders with the power, exercisable by extraordinary resolution, to, among other things, agree with the Company to any modification of or change in or addition to or omission from the provisions contained in the Note Deposit Agreement. The Note Deposit Agreement defines an “extraordinary resolution” to mean a resolution proposed at a meeting of holders of Receipts duly convened for that purpose and held in accordance with the terms of the Note Deposit Agreement at which there are present, in person or by proxy, holders of Receipts representing a majority of the aggregate principal amount of all then outstanding Receipts and passed by the affirmative votes of holders of Receipts representing not less than 66 2/3% of the aggregate principal amount of all of the then outstanding Receipts represented at the meeting.
If passed in accordance with the foregoing, the Extraordinary Resolution giving effect to the amendments to the Note Deposit Agreement will be binding on all Unitholders whether or not they have caused the voting rights attached to their Receipts to be exercised at the Meeting.
Holders of Stapled Units
To the knowledge of the directors and senior officers of the Company, as at the date of this Circular, no one person beneficially owned, directly or indirectly, or exercised control or direction over, more than 10% of the outstanding Stapled Units or their component securities, including the Receipts and the Notes represented by the Receipts.
As at the date of this Circular, the directors and senior officers of the Company and its subsidiaries, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, less than 1% of the issued and outstanding Stapled Units or their component securities, including the Receipts and the Notes represented by the Receipts.
QUORUM AND ADJOURNMENT
Pursuant to the Note Indenture, a quorum for the Meeting is holders of Notes representing a majority in principal amount of the Notes outstanding, present in person or represented by proxy at the Meeting.
If a quorum is not present within 30 minutes after the time appointed for the Meeting, the Meeting shall stand adjourned to be held on such date, being not less than ten nor more than 20 days later, and to such place and time, all as may be determined by the Chairman. Not less than five days’ notice shall be given of the time and place of such adjourned meeting. At any adjourned Meeting, the holders of Notes present in person or represented by proxy shall form a quorum and may transact the business for which the meeting was originally convened, notwithstanding that they may not represent a majority of the principal amount of Notes outstanding. For the Extraordinary Resolution to be passed at the adjourned meeting, the Extraordinary Resolution must receive favourable votes of the holders of not less than 66 2/3% of the principal amount of Notes present in person or represented by proxy at the adjourned Meeting.
The quorum and adjournment provisions governing votes by holders of Receipts under the Note Deposit Agreement are substantially identical to those under the Note Indenture.
INFORMATION FOR BENEFICIAL UNITHOLDERS
The information set forth in this section is of significant importance to Unitholders of the Company who do not hold Stapled Units which are registered on the records of the Company in the Unitholder’s own name. Unitholders who do not hold their Stapled Units in their own name (referred to in this section as “Beneficial Unitholders”) should note that only registered Unitholders, in their capacity as registered holders of Receipts representing Notes, may attend and vote in person as proxies of the Custodian or instruct the Custodian in writing to cast and exercise their voting rights or to appoint proxy in respect of same. Beneficial Unitholders cannot vote as proxies of the Custodian at the Meeting in person unless appointed by the Custodian as a proxyholder. Beneficial Unitholders should follow the instructions provided by their broker or contact their brokerage firm, bank or other intermediary for details on providing direction to the Custodian and obtaining appointment as proxyholder of the Custodian.
If Stapled Units are listed in an account statement provided to a Unitholder by a brokerage firm, bank or other intermediary, then in almost all cases those Stapled Units will not be registered in the name of the Beneficial Unitholder, the broker, the bank or other intermediary. In Canada, the vast majority of such Stapled Units are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited), which acts as nominee for many Canadian brokerage firms, banks and other intermediaries. Brokers, banks, other intermediaries and their nominees may only provide direction to the Custodian upon receiving instructions from the Beneficial Unitholder. Without specific instruction from Beneficial Unitholders, brokers, banks, other intermediaries and their nominees are prohibited from voting the Notes or Receipts held by such Beneficial Unitholder.
The Company has not sent the Circular or other materials soliciting votes, voting instructions or Directions to Custodian and Proxy directly to Beneficial Unitholders but to the brokerage firms, banks and other intermediaries who are required under applicable regulatory policy to forward those materials on and to obtain instructions from Beneficial Unitholders regarding their voting instructions in advance of the Meeting. Every broker, bank and intermediary has its own procedures to seek such instructions. These should be carefully followed by Beneficial Unitholders in order to ensure that their voting rights attached to their Notes and Receipts are voted at the Meeting.
IF YOU ARE A BENEFICIAL UNITHOLDER AND WISH TO VOTE IN PERSON AT THE MEETING, YOU SHOULD FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR BROKER CAREFULLY OR CONTACT YOUR BROKER, BANK OR OTHER INTERMEDIARY IN SUFFICIENT TIME IN ADVANCE OF THE MEETING TO DETERMINE AND FOLLOW THE PROCEDURES OF THE RELEVANT INTERMEDIARY REQUIRED TO APPOINT YOU AS PROXY IN RESPECT OF THE NOTES AND RECEIPTS REPRESENTED BY YOUR STAPLED UNITS.
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Except as disclosed in this Circular, none of the directors or senior officers of the Company, none of the persons who have been directors or senior officers of the Company since the beginning of the Company’s last completed financial year and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, in any matter to be acted upon at the Meeting.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Since the commencement of the most recently completed financial year of the Company, no informed person of the Company nor any associate or affiliate of such person has had any material interest in any transaction involving the Company.
LEGAL MATTERS
Certain legal matters relating to the transactions described herein will be passed upon by McCarthy Tétrault LLP, as corporate counsel to the Company, and Blake, Cassels & Graydon LLP, as tax counsel to the Company. As at the date of this Circular, the partners and associates of each of McCarthy Tétrault LLP and Blake, Cassels & Graydon LLP own beneficially, directly or indirectly, less than 1% of the issued and outstanding Stapled Units, respectively.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents of TimberWest, which have been filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Circular:
1.	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2007, 2006 and 2005, together with the notes thereto and the report of the auditors thereon;

2.	management’s discussion and analysis of financial condition and results of operations (“MD&A”) for the year ended December 31, 2007;

3.	the annual information form of the Company dated March 5, 2008 for the year ended December 31, 2007;

4.	the unaudited interim consolidated financial statements of the Company as at September 30, 2008 and for the three and nine months ended September 30, 2008 and 2007;

5.	MD&A for the three and nine months ended September 30, 2008 and 2007; and

6.	the information circular dated February 29, 2008 prepared in connection with the Company’s annual general meeting of Unitholders held on April 30, 2008.
All material change reports (excluding confidential material change reports) which are filed by the Company with securities commissions or similar regulatory authorities in any of the provinces of Canada after the date of this Circular and prior to the date of the Meeting, including any adjournment thereof, shall be deemed to be incorporated by reference into this Circular.
Any statement contained in this Circular shall be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.
ADDITIONAL INFORMATION
Additional information relating to TimberWest can be found on the System for Electronic Document Analysis and Retrieval (SEDAR) at http://www.sedar.com. The most current financial information relating to the Company is provided in the Company’s comparative financial statements and MD&A for the three and nine months ended September 30, 2008 and 2007, and is also available on SEDAR.
EFFECTIVE DATE
Except as otherwise specified, the information set forth in this Circular is provided as of November 21, 2008.
APPROVAL OF BOARD OF DIRECTORS
The contents of this Circular have been approved and its mailing has been authorized by the Board of Directors of the Company.

DATED as of the 21st day of November 2008.	BY ORDER OF THE BOARD OF DIRECTORS

Brenda G. Blue Secretary

SCHEDULE “A”
TEXT OF EXTRAORDINARY RESOLUTION
RESOLVED AS AN EXTRAORDINARY RESOLUTION THAT:
1.	All capitalized terms used in this Extraordinary Resolution, unless otherwise defined herein, shall, for the purposes hereof, have their respective meanings as set out in the note indenture dated as of September 30, 1998, as from time to time supplemented, modified or changed (the “Note Indenture”) between TimberWest Forest Corp. (the “Company”) and Valiant Trust Company, as trustee (the “Trustee”), unless specifically stated otherwise or as the context otherwise requires.

2.	The draft supplemental indenture, substantially in the form attached as Schedule B (the “Supplemental Indenture”) to the information circular accompanying and forming part of the notice of meeting (the “Circular”) of the holders of Stapled Units of the Company, in their capacity as holders of (the “Debentures”), providing for amendments to the Note Indenture to:
(a)	change the rate of interest on the Notes from a fixed rate of 12% per annum to a variable rate of between 2% and 12% per annum to be set from time to time based on the Company’s distributable cash;

(b)	reduce the period over which the Company can defer payments of interest on the Notes from 27 months to 18 months, and provide that the Company may only exercise this deferral right in respect of interest payments for periods where the applicable interest rate on the Notes is 2%; and

(c)	replace the Company’s current right to elect to pay interest on the Notes by delivering common shares or preferred shares of the Company with the right to elect to pay interest on the Notes by delivering Stapled Units, is hereby approved, and the changes to the Note Indenture, as provided for in the Supplemental Indenture, are hereby approved.
3.	The Trustee is hereby authorized and directed to execute and deliver the Supplemental Indenture substantially in the form attached to the Circular as Schedule “B”, in order to effect, subject to the Trust’s consent, the amendments to the Note Indenture and to the terms of the Notes as provided for therein.

4.	The Custodian is hereby authorized and directed to execute and deliver a supplemental agreement to the Note Deposit Agreement in order to effect, subject to the Custodian’s consent, such amendments to the Note Deposit Agreement as are necessary to ensure that the terms and conditions of the Note Deposit Agreement are consistent with the Note Indenture as amended by the Supplemental Indenture.

5.	Each of the Trustee and the Custodian is authorized and directed to take such other actions and to execute and deliver such other documents or instruments as it is determined to be appropriate to give effect to the foregoing, such determination to be conclusively evidenced by its execution and delivery of such documents and taking such acts.

A-1

SCHEDULE “B”
FORM OF SUPPLEMENTAL INDENTURE
THIS FOURTH SUPPLEMENTAL INDENTURE made as of [•], 2008.

BETWEEN:	TIMBERWEST FOREST CORP. a company incorporated under the laws of British Columbia (hereinafter referred to as the “Company”)

AND:	VALIANT TRUST COMPANY a trust company existing under the laws of British Columbia (hereinafter referred to as the “Trustee”)
WHEREAS:
A.	By a note indenture dated as of September 30, 1998 between the Company and CIBC Mellon Trust Company (“CIBC”), as amended by a First Supplemental Indenture dated as of February 22, 1999 between the Company, CIBC and Montreal Trust Company of Canada (“Montreal Trust”), a Second Supplemental Indenture dated as of January 1, 2002 between the Company, Montreal Trust and Computershare Trust Company of Canada (“Computershare”), and a Third Supplemental Indenture dated as of January 1, 2008 between the Company, Computershare and the Trustee (which note indenture and any and all note indentures heretofore supplemental thereto are herein collectively referred to as the “Note Indenture”), provision was made for the issue by the Company from time to time of unsecured subordinate notes, subject to the terms and conditions contained in the Note Indenture;

B.	The Company has authorized the creation and issuance of Series A Subordinate Notes (the “Notes”) pursuant to the Note Indenture;

C.	Section 9.11 of the Note Indenture provides, among other things, that a meeting of the Holders shall have the power to approve, by extraordinary resolution, any modification of or change in or addition to or omission from the provisions contained in the Note Indenture or any Note which shall be agreed to by the Company and to authorize the Trustee to concur in and execute any indenture supplemental thereto embodying such modification, change, addition or omission;

D.	The Company and the Holders desire to amend the Note Indenture and the terms of the Notes as provided for in this Fourth Supplemental Indenture in order to:
(i)	change the rate of interest on the Notes from a fixed rate of 12% per annum to a variable rate of between 2% and 12% per annum to be set from time to time based on the Company’s distributable cash;

(ii)	reduce the period over which the Company can defer payments of interest on the Notes from 27 months to 18 months, and provide that the Company may only exercise this deferral right in respect of interest payments for periods where the applicable interest rate on the Notes is 2%; and

(iii)	replace the Company’s current right to elect to pay interest on the Notes by delivering common shares or preferred shares of the Company with the right to elect to pay interest on the Notes by delivering Stapled Units;
E.	An extraordinary resolution has been approved by the holders of the Notes authorizing and directing the Trustee to execute and deliver this Fourth Supplemental Indenture to give effect to the changes to the Note Indenture as provided herein;

F.	All necessary matters and things have been done and performed to authorize the execution of the Fourth Supplemental Indenture and to make the Fourth Supplemental Indenture legal, valid and binding upon the Company, the Trustee and the holders of Notes; and

G.	The foregoing recitals are made as representations and statements of fact by the Company and not by the Trustee.
          NOW THEREFORE THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH and it is hereby agreed and declared as follows:
ARTICLE 1
INTERPRETATION
1.1	Incorporation of Note Indenture
This Fourth Supplemental Indenture is supplemental to and shall hereafter be read in conjunction with the Note Indenture and the Note Indenture and this Fourth Supplemental Indenture shall hereinafter have effect so far as practicable as if all the provisions thereof and hereof were contained in one instrument. In this Fourth Supplemental Indenture and the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, or unless so stated to the contrary in this Fourth Supplemental Indenture, the words and expressions herein contained which are defined in the Note Indenture shall have the meanings given to such words and expressions in the Note Indenture.
1.2	Reference to and Effect on the Note Indenture
On and after the date hereof, each reference in the Note Indenture to “this Note Indenture”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Note Indenture in any and all agreements, documents and instruments delivered by all or any one or more of the Company, the Trustee or any other person shall mean and refer to the Note Indenture as amended hereby.
1.3	Interpretation not Affected by Headings, etc.
The division of this Fourth Supplemental Indenture into Articles, sections, subsections, schedules and other subdivisions and the provision of headings are for convenience of reference only and shall not affect the interpretation of the provisions to which they relate or of any other provisions hereof.
1.4	Singular, Plural, etc.
As used herein, the singular shall include the plural and the singular as the content shall require.
ARTICLE 2
AMENDMENTS TO THE NOTE INDENTURE
2.1	Amendments to Note Indenture
The Note Indenture is amended by the following:
1.1	Definitions
[...]
(c)	“Base Rate” means, with respect to the Series A Notes, 2% per annum and, with respect to any other series of Notes, the base rate established in the supplemental indenture referred to in Section 2.18(c).

(d)	“Base Rate Interest Payment Date” means the Interest Payment Date in respect of a Base Rate Interest Period.

(e)	“Base Rate Interest Period” means an Interest Period in respect of which the Interest Rate, as of the Interest Accrual Date for such Interest Period, is equal to the Base Rate.
[...]
(u)	“Distributable Cash” means, with respect to any Interest Period, the amount obtained by dividing (A) the net earnings (loss) from continuing operations of the Company, plus (i) interest expensed on the Notes, (ii) non-cash income taxes, (iii) depreciation, depletion and amortization, (iv) proceeds from the sale of property, plant and equipment net of their gain (loss) on sale and (v) adjustments described in item (vii) below with respect to the preceding Interest Period, if any, less (vi) additions to property, plant and equipment and plus or less (vii) such adjustments for other items deemed appropriate by the Board of Directors, in each case on a consolidated basis for the 12-month period ending on the last day of such Interest Period by (B) four.
[...]
(gg)	“Interest Rate” means, with respect to the Series A Notes, the lesser of:
(i)	the Maximum Rate; and

(ii)	the greater of the Base Rate and the Variable Rate, if any, for such Interest Period.
and, with respect to any other series of Notes, the interest rate established in the supplemental indenture referred to in Section 2.18(c).
[...]
(kk)	“Maximum Rate” means, with respect to the Series A Notes, 12% per annum and, with respect to any other series of Notes, the maximum rate established in the supplemental indenture referred to in Section 2.18(c).
[...]
(oo)	“Note Receipts” means the receipts issued by the Custodian of the Notes, each of which represents Notes having an aggregate principal amount which entitles the holder to up to $1.077456788 of interest per annum and other entitlements.
[...]
(rr)	“Payment-in-Kind Amount” means (i) with respect to a Stapled Unit, the volume weighted average trading price for the Stapled Units on the principal stock exchange on which the Stapled Units are then listed for the 20 consecutive trading days ending five trading days prior to Stapled Unit Delivery Date in respect of such Stapled Unit Payment Amount and (ii) with respect to a Common Share, the fair market value of such share as of a date that is within 30 days of the Payment-in-Kind Election Notice in respect of such Payment-in-Kind Amount determined by an independent investment dealer or other valuer qualified to provide an opinion with respect to such fair market value of such share selected by the Company and acceptable to the Trustee.

(ss)	“Payment-in-Kind Election” has the meaning set out in Section 2.6(a).

(tt)	“Payment-in-Kind Election Notice” has the meaning set out in Section 2.6(b).
[...]
(aaa)	“Security Delivery Date” has the meaning set out in Section 2.6(e)(ii).

(bbb)	“Security Purchase Agreement” has the meaning set out in Section 2.6(e)(ii).
[...]
(lll)	“Variable Rate” means, with respect to any Interest Period, the rate per annum set forth in the most recent written notice, if any, specifying the variable rate for purposes of this clause given by the Company to the Trustee not less than 21 business days prior to the Interest Payment Date for such Interest Period, which rate shall be effective as of the date of such notice and shall equal the ratio (expressed as a percentage (rounded to the nearest one-hundredth of one percent) and as determined by the Board of Directors) obtained by dividing (x) the actual or estimated amount of Distributable Cash for such Interest Period by (y) the actual or estimated principal amount of the Notes outstanding or expected to be outstanding on the Interest Accrual Date with respect to such Interest Period.
[...]
2.2	Terms of Series A Notes
(a)	The initial series of Notes shall be designated as “Series A Notes”. The Series A Notes shall be dated as of their Issue Dates, shall mature on the Maturity Date, shall bear interest from and including their Issue Dates at the applicable Interest Rate payable, after as well as before maturity and after as well as before default and judgment, with interest on amounts not paid when due at the same rate, payable on each Interest Payment Date for the Interest Period relating to such Interest Payment Date, shall be redeemable prior to maturity to the extent and in the manner set forth in Article 4, and shall be subordinated to all Senior Indebtedness as provided in Article 5.

(b)	The Series A Notes shall bear interest from and including their Issue Dates at the applicable Interest Rate, after as well as before maturity and after as well as before default and judgment. Subject to Section 2.4, interest on amounts not paid when due shall bear interest at the Interest Rate applicable to such amounts from time to time prior to the Maturity Date and 12% thereafter. Subject to Section 2.4, interest will be due on each Interest Payment Date for the Interest Period relating to such Interest Payment Date.
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2.4	Deferral of Interest Payment Date
The Company may at any time and from time to time defer, in whole or in part, the payments of interest payable on any Base Rate Interest Payment Date for up to 18 consecutive months (a “Deferral Period”) commencing on any particular Base Rate Interest Payment Date and interest that was otherwise due on such particular Base Rate Interest Payment Date and such interest that accrues during a Deferral Period is called Deferred Interest. Such right to defer shall apply only to interest payable in respect of a Base Rate Interest Period, and shall be deemed to be exercised whenever the Company fails to pay interest payable in respect of a Base Rate Interest Period without further or other act by the Company, and this Section 2.4 shall apply whenever Deferred Interest is unpaid for whatever reason; provided, that, notwithstanding the foregoing, the Company shall have the right to defer, in whole or in part, the interest payable in respect of the Interest Period ending on but not including January 1, 2009 for up to 27 consecutive months. At or prior to the termination of any Deferral Period, the Company may further defer payments of interest payable in respect of a Base Rate Interest Period by paying, in cash or pursuant to a Payment-in-Kind Election, the amount of Deferred Interest payable on the particular Base Rate Interest Payment Date that is the commencement of a Deferral Period as last extended, thereby extending the commencement of such Deferral Period; provided, however, that no Deferral Period may exceed 18 consecutive months from the commencement of such Deferral Period, as last extended, or extend beyond the Maturity Date or, in the case of a Payment-in-Kind Election in respect of the Maturity Amount, the Security Delivery Date in respect of such Maturity Amount (the “Payment Date”). The Company may, at any time during a Deferral Period, commence a new Deferral Period for up to 18 consecutive months, subject to the terms described in this Note Indenture. There may be multiple Deferral Periods of various lengths, each of up to 18 consecutive months, throughout the term of the Notes, but none of the Deferral Periods may extend beyond the Payment Date. During a Deferral Period, interest will accrue but will not compound. All Deferred Interest shall be paid on the Interest Payment Date at the end of such Deferral Period, as last extended and, in any event, no later than the Payment Date. No Deferred Interest will be required to be paid during a Deferral Period except at the end thereof, as last extended.
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2.6	Payment-in-Kind Election
(a)	The Company may from time to time, in accordance with the provisions hereof, elect (each, a “Payment-in-Kind Election”):
(i)	to satisfy its obligation to pay any interest, including Deferred Interest on any Interest Payment Date (an “Interest Amount”), by delivering Stapled Units; or

(ii)	to satisfy its obligation to pay the principal amount of the Notes plus accrued and unpaid interest thereon on the Maturity Date (a “Maturity Amount”), by delivering Common Shares.
(b)	The Company shall make a Payment-in-Kind Election by delivering written notice (the “Payment-in-Kind Election Notice”) to the Trustee in accordance with this Section 2.6, subject to complying with applicable securities laws and other laws and to obtaining all appropriate regulatory approvals.

(c)	In the case of a Payment-in-Kind Election in respect of the payment of an Interest Amount, the Payment-in-Kind Election Notice shall include the aggregate Interest Amount (not exceeding the amount of interest, including Deferred Interest, payable in respect of the Notes on such Interest Payment Date) that is to be paid by the Trustee as the subscription price for Stapled Units.

(d)	In the case of a Payment-in-Kind Election in respect of the payment of a Maturity Amount: (i) the Payment-in-Kind Election Notice shall include the aggregate Maturity Amount (not exceeding the principal amount plus accrued and unpaid interest thereon payable in respect of the Notes on the Maturity Date) that is to be paid by the Trustee as the subscription price for Common Shares; and (ii) the Company shall deliver such Payment-in-Kind Election Notice during the 120 day period commencing 180 days prior to the Maturity Date.

(e)	Upon receipt of a Payment-in-Kind Election Notice:
(i)	The Trustee shall be required to subscribe for and purchase from the Company, on behalf of the Holders of the Notes (or the series of Notes in respect of which such payment is being made, as the case may be), that number of Stapled Units or Common Shares, as the case may be, that is the quotient obtained by dividing the amount of the Interest Amount or the Maturity

Amount, as the case may be, by the Payment-in-Kind Amount in respect of such Stapled Units or Common Shares, as the case may be.

(ii)	Not later than the Interest Payment Date in respect of which such Payment-in-Kind Election is made, or on a date within the period of 120 days commencing 180 days before the Maturity Date designated by the Company a Payment-in-Kind Election in respect of the payment of a Maturity Amount, as the case may be (the “Security Delivery Date”), the Company and the Trustee shall enter into a customary purchase agreement (a “Security Purchase Agreement”) and shall comply with all applicable laws, including the securities laws of Canada and the rules and regulations of any stock exchange on which the Stapled Units or Common Shares are then listed. The Company shall pay all fees and expenses in connection with the Security Purchase Agreement.

(iii)	On the Security Delivery Date:
A.	The Company shall pay the amount of the Interest Amount or the Maturity Amount, as the case may be, in cash to the Trustee.

B.	The Trustee shall hold the Interest Amount or the Maturity Amount, as the case may be, so paid and apply such amount to the payment of the aggregate Payment-in-Kind Amount to be paid for all Stapled Units or Common Shares to be issued on such Security Delivery Date.

C.	Provided that all conditions specified in this Note Indenture and the Security Purchase Agreement to the closing of the sale of Stapled Units or Common Share thereunder have been satisfied, other than the delivery of the Stapled Units or Common Shares to be sold thereunder against payment of the aggregate Payment-in-Kind Amount, the Company shall deliver to the Trustee the Stapled Units or Common Shares to be issued on such Security Delivery Date, and a Certificate of the Company to the effect that all conditions precedent to such sales, including those set forth in this Note Indenture and the Security Purchase Agreement, have been satisfied. Notwithstanding anything herein contained, the Company shall in no case be required to deliver fractional Stapled Units or Common Shares to the Trustee in respect of any Payment-in-Kind Election Notice. If any fractional interest in a Stapled Unit or Common Share would, except for the provision of this subparagraph C, be deliverable to the Trustee, the Company shall deliver to the Trustee the next lowest whole number of Stapled Units or Common Shares and nothing in this subparagraph C will be interpreted to entitle the Trustee to any interest, whether legal, beneficial or otherwise, to a number of Stapled Units or Common Shares greater than such next lowest number of Stapled Units or Common Shares.

D.	Upon the receipt of the deliveries specified in subparagraph C above, the Trustee shall consummate such purchase and the Company shall issue such Stapled Units or Common Shares to the Trustee against payment to the Company by the Trustee of the aggregate Payment-in-Kind Amount, less any amount attributable to any fractional Stapled Unit or Common Share, whereupon the sole right of a Holder of a Note in respect of the Interest Amount or the Maturity Amount, as the case may be, will be to the delivery of such Stapled Units or Common Shares by the Trustee in full satisfaction of such Interest Amount or Maturity Amount, as the case may be, and the Holder of such Note will have no further recourse against the Company in respect of such Interest Amount or Maturity Amount, as the case may be.
(f)	Each Payment-in-Kind Election Notice shall provide for the right of the Company, by delivering written notice to the Trustee at any time prior to the consummation of the issue and sale of the Stapled Units or Common Shares that are the subject of such Payment-in-Kind Election Notice, to withdraw the Payment-in-Kind Election. Such written notice of withdrawal shall have the effect of withdrawing the obligation of the Trustee to subscribe for Stapled Units or Common Shares in respect of such Payment-in-Kind Election Notice, and shall obligate the Company to pay in cash the Interest Amount on the Interest Payment Date or the Maturity Amount on the Maturity Date, as applicable.

(g)	The Company shall indemnify and hold harmless the Trustee and Holders of Notes, and any person who controls any such Holder within the meaning of any applicable securities laws, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any such person in connection with defending or investigating any such action or claim) caused by or arising in connection with any Payment-in-Kind Election or any withdrawal thereof, except in each case for any losses, claims, damages or liabilities caused by any such person’s negligence or wilful misconduct. If the indemnification provided for in this paragraph (g) shall be unavailable to an indemnified person or insufficient in respect of any losses, claims, damages or liabilities referred to herein, then the Company shall contribute to the amount paid or payable by such indemnified person as a result of such Losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company and such indemnified person and any other equitable considerations.

(h)	Notwithstanding the foregoing, the Company may not issue Stapled Units or Common Shares pursuant to a Security Purchase Agreement if, on the Security Delivery Date, the Stapled Units or the Common Shares, as the case may be, are not then listed on a major stock exchange or other quoted market in Canada or the United States or if an Event of Default then exists in respect of the Notes.
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2.12	Withholding or Deduction of Canadian Taxes
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(d)	If the Company makes a Cash Interest Payment which is substantially contemporaneous with the issue and delivery of Stapled Units or Common Shares pursuant to a Payment-in-Kind Election in respect of an Interest Amount (a “Non-cash Interest Payment”), the Trustee shall withhold from the Cash Interest Payment the amount of Withholding Tax applicable to both the Cash Interest Payment and the Non-cash Interest Payment to the extent such amount has not been withheld by the Company. [...]

[...]
(g)	The Trustee shall be entitled to withhold delivery of certificates in respect of Subordinate Notes, Stapled Units or Common Shares to which a transferee of Subordinate Notes may be entitled until all amounts owing pursuant to subsection 2.12(d) have been paid.
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2.14	Exchange of Notes
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(b)	Upon the occurrence of an Exchange Tax Event, the Company shall have the right to exchange any series of Notes for a new series of Notes, in whole but not in part, on not less than 30 days and not more than 60 days prior written notice to the Holders of such Notes. If an Exchange Tax Event has occurred and the matters referred to in the opinion of counsel relating thereto are continuing, the Company, within the 90 day period from the date of such Exchange Tax Event, shall take such ministerial action, such as filing a form or making an election, or shall pursue some other reasonable measure, in each case which has no adverse effect on the Company or the Holders (such action or other measure being referred to in this Note Indenture, collectively, as a “Ministerial Action”), as may be appropriate to avoid the adverse effects of such Exchange Tax Event. If within such 90 day period the Company is unable to avoid the adverse effects of the matters referred to in the opinion of counsel relating to such Exchange Tax Event through such Ministerial Action, at any time during which such Exchange Tax Event is continuing after the expiration of such 90 day period the Company may exchange any series of Notes for a new series of Notes as provided in this paragraph (b). The new series of Notes shall be identical in all respects to the series of Notes to be exchanged, except that the Company will not be entitled to elect to pay interest on, or the principal amount of, the new series of Notes by delivering Stapled Units or Common Shares pursuant to a Payment-in-Kind Election.
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2.18	Creation and Issue of Additional Notes
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(b)	All Additional Notes shall be issued in integral denominations with a principal amount and rate of interest that results in an interest entitlement per unit of up to $1.077456788 per annum, or multiples thereof.
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6.2	Acceleration of Maturity, Rescission and Annulment
(a)	If an Event of Default with respect to the Notes has occurred and is continuing, the Trustee may or, on the instructions of the Holders of not less than 25% in aggregate principal amount of the outstanding Notes shall, declare the Maturity Amount of such Notes and any other amounts payable under this Note Indenture to be forthwith due and payable immediately and the Trustee may enforce the rights of the Holders of such Notes as creditors, by a notice in writing to the Company. Upon any such declaration the principal, accrued and unpaid interest and all other monies outstanding under such Notes shall become immediately due and payable notwithstanding anything contained in this Note Indenture or in such Notes to the contrary, and the Company shall forthwith pay to the Trustee for the benefit of the Holders such principal, accrued and unpaid interest and all other monies outstanding thereunder, together with interest on such amounts from the date of such declaration until payment is received by the Trustee at the Interest Rate applicable to such amounts on the date of such declaration. Such payment when made shall be deemed to have been made in discharge of the Company’s obligations under such Notes and any monies so received .shall be applied in the manner provided in Section 6.13.
2.2	Conformed Changes Throughout
Defined terms in the Note Indenture that have been amended or replaced pursuant to Section 2.1 hereof shall be deemed to be so amended or replaced throughout the Note Indenture.
ARTICLE 3
CONFIRMATION
3.1	Confirmation
The Company and the Trustee hereby acknowledge and confirm that, except as specifically amended by the provisions of this Fourth Supplemental Indenture, all of the terms and conditions contained in the Note Indenture are and shall remain in full force and effect, unamended, in accordance with the provisions thereof. The matters provided for in this Fourth Supplemental Indenture shall not prejudice any act or thing done prior to the date hereof and do not constitute a novation.
ARTICLE 4
MISCELLANEOUS
4.1	Further Assurances
The parties hereto covenant and agree to execute and deliver such further and other instruments and to take such further or other action as may be necessary or advisable to give effect to this Fourth Supplemental Indenture and the provisions hereof.
4.2	Governing Law
This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein and the courts of such province shall have non-exclusive jurisdiction over any dispute hereunder, to which jurisdiction the parties attorn.
4.3	Execution
This Fourth Supplemental Indenture may be simultaneously executed in one or more counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Fourth Supplemental Indenture on the date first mentioned above under the hands of their proper officers duly authorized in that behalf.

TIMBERWEST FOREST CORP.
Per:
Name:
Title:

Per:
Name:
Title:

VALIANT TRUST COMPANY
Per:
Name:
Title:

Per:
Name:
Title:

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